EXHIBIT 99.1

Introduction

I’d like to begin this morning by thanking Dr. Sanders for his leadership and personal involvement as Chairman of the Board. Charlie has been present at Biopure on a weekly basis and in the past few weeks has traveled and participated in outside meetings to support the company’s interests. His insight and judgment are important assets to the company and are born out of his experience as a practicing cardiologist, hospital administrator and senior pharmaceutical executive.

Today, Biopure remains the only company with regulatory approvals of two hemoglobin-based oxygen-carrying products. In the United States and Europe, our veterinary product Oxyglobin® has been used in more than 40,000 animals. And in South Africa, our product for human use, Hemopure®, is approved for the treatment of surgical patients who are acutely anemic. In total, Hemopure has been administered to more than 1,100 people in clinical trials and in post-approval clinical use in South Africa.

Status and Plan for Answering FDA

We strongly believe that Hemopure is both safe and effective when used appropriately. However, we have substantial work to do before the U.S. Food and Drug Administration (FDA) will consider approving our biologic license application, or BLA, which was filed for the treatment of acutely anemic patients undergoing orthopedic surgery.

Our top corporate priority is to resolve the regulatory issues surrounding Hemopure. By the early fall of this year, we plan to provide the FDA with answers to the questions in the BLA complete response letter, address the agency’s safety and efficacy concerns, and submit results of the four pre-clinical animal studies that the FDA has required as a prerequisite to further U.S. clinical trials. Three of these studies are underway and the fourth is expected to begin shortly.

Through our continuing analysis of these issues, we have concluded that we will likely need to conduct one or more additional human clinical trials before the agency will consider approving Hemopure. Therefore, in addition to answering the FDA's questions and addressing their safety and efficacy concerns, we are analyzing our options to define the best clinical and regulatory paths forward. These options include pursuing the proposed orthopedic surgery indication, narrowing this indication, or pursuing other indications where we have done or are doing research and development.

We continue to engage the FDA, keeping them abreast of our progress and discussing our answers to the agency’s questions as they become available. We will periodically disclose our progress on these regulatory issues to investors, but we are unable to project the timeline for potential FDA approval.

Cardiac Trial

We have initiated a clinical trial in Europe to assess the safety of Hemopure as a cardioprotective agent in patients with coronary artery disease who are undergoing angioplasty and stent procedures. It is the first clinical investigation of Hemopure specifically for the management of ischemia. One of the key differences in this trial versus others we have conducted to date is that Hemopure is being administered at low doses strictly as an oxygen therapeutic, or oxygen-carrying drug, rather than as a replacement for red blood cells. This study may lead to additional trials assessing Hemopure’s ability to preserve cardiac tissue in the presence of arterial blockages or to improve the safety of angioplasty and cardiac bypass surgical procedures.

EXHIBIT 99.1

Trauma Development Program

To date, approximately $14 million in Congressional, Navy and Army funding has been appropriated, granted or otherwise earmarked to support the development of Hemopure for trauma.(1) We have modified our agreement with the Naval Medical Research Center (NMRC) so that the Navy has primary responsibility for the design and conduct of a proposed trauma trial of Hemopure in the out-of-hospital setting.(2) The Navy Surgeon General has identified this work as the Navy’s number one medical advanced technology research priority.

This proposed out-of-hospital trial would be a unique collaboration between military, academic, nonprofit organization and Biopure scientists. It is the Navy’s responsibility to file an investigational new drug application (IND) and secure the FDA’s approval of the proposed study design. The Navy has been granted a meeting with the FDA.

In South Africa, where Hemopure is approved for the treatment of acutely anemic surgical patients, the Medicines Control Council is reviewing amendments to a previously approved protocol for a single-center Phase II trauma trial in the hospital setting. The U.S. Army is also reviewing this protocol; previous congressional appropriations administered by the Army could support this trauma trial in South Africa. These Army appropriations are also supporting ongoing pre-clinical studies of Hemopure in the United States and may also help fund the Navy’s proposed out-of-hospital trauma trial.

South Africa

In South Africa, Hemopure has been administered to over 300 patients post approval and surgeons continue to administer Hemopure units that we previously provided without charge. While we expect to begin marketing the product through our wholly owned subsidiary this year, we do not expect revenues from South Africa to have a material financial impact on the company in the near term.

Downsizing

In October 2003 and in February 2004, we implemented cost-cutting measures that include reducing our workforce by more than half. These measures are intended to reduce our annual cash burn rate by approximately $20 million, primarily by decreasing marketing and manufacturing-related expenses. The workforce reduction announced in February will take effect this month.

Oxyglobin

Despite this downsizing, we have maintained our capability to produce Oxyglobin and Hemopure, but at a significantly reduced level. Our current manufacturing capabilities are sufficient to support our Oxyglobin business at approximately a third of our 2003 revenues and to support clinical development and initial South Africa sales of Hemopure. We will continue to provide an ongoing supply of Oxyglobin to our top customers based upon prior purchase history, and hope to return production levels back to normal in the future.

1	$4,502,900 is from Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014 is the awarding and administering acquisition office.

2	Completion of the proposed out-of-hospital clinical trial(s) of Hemopure in trauma is contingent upon further funding.

EXHIBIT 99.1

Cash Status

On February 20, 2004, we raised approximately $5 million in net proceeds from the sale of common stock and warrants. Currently, we have approximately $15 million in cash on hand. Under our current operating plan, we believe this cash position should fund operations into September 2004. We will require approximately $7 million of additional financing to fund operations through calendar 2004, and we are exploring various options to raise additional capital.

SEC Investigation and Litigation

As you know, we received a “Wells notice” from the U.S. Securities and Exchange Commission on December 22, 2003. We responded in writing to this notice on January 9, 2004. We have cooperated with all SEC requests and are currently waiting for further communication. We continue to believe the company acted properly in the matters investigated.

We have been served with a number of class action suits on the heels of our announcement of the SEC investigation. We expect those cases to be consolidated into a single case by order of the court some time after mid May. Fortunately, at this time neither the class actions nor the related derivative cases are diverting management or employees from other work and should not during the next few months.

Cautionary Statement Regarding Forward-Looking Information

The content of this report does not necessarily reflect the position or the policy of the Government or the Department of Defense, and no official endorsement should be inferred. Except for strictly historical information contained herein, matters discussed in this report constitute forward-looking statements. When used herein, the words “expects,” “estimates,” “intends,” “plans,” “should,” “anticipates” and similar expressions are intended to identify such forward-looking statements. Actual results could differ materially from those set forth in the forward-looking statements. There can be no assurance that Biopure will be able to commercially develop Hemopure, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will attain market acceptance and be manufactured and sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment. These risks include, without limitation, the availability of sufficient financing to support operations, the Company’s stage of product development, history of operating losses, accumulated deficit, and uncertainties and possible delays related to clinical trials and regulatory approvals, possible healthcare reform, manufacturing capability, market acceptance and competition. In light of the substantial risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this report should not be regarded as representations by the Company that the objectives or plans of the Company will be achieved. The Company undertakes no obligation to release publicly the results of revisions to these forward-looking statements to reflect events or circumstances after the date hereof. A full discussion of Biopure’s operations and financial condition, and specific factors that could cause the company’s actual performance to differ from current expectations, can be found on the company’s Web site at www.biopure.com/corporate/legal/home_legal.htm and in the company’s filings with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC Web site, www.sec.gov, or through the Investor section of Biopure’s Web site, www.biopure.com.

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